Filed Pursuant to Rule 433
                   Registration Nos. 333-116300, 333-116300-01 and 333-116300-02
                                                                January 11, 2006

                          FLORIDA POWER & LIGHT COMPANY

                               Pricing Term Sheet
                               ------------------

                                January 11, 2006

Issuer: Florida Power & Light Company

Underwriting Agreement dated January 11, 2006
Registration Statement Nos. 333-116300, 333-116300-01 and 333-116300-02
Representatives:
     Banc of America Securities LLC
     Lehman Brothers Inc.
Bonds:
     Designation:                   First Mortgage Bonds, 5.65% Series due
                                      February 1, 2037
     Principal Amount:              $400,000,000
     Date of Maturity:              February 1, 2037
     Coupon Rate:                   5.65%
     Price to Public:               99.288% of the principal amount thereof
     Treasury Benchmark:            5.375% due February 15, 2031
     Benchmark Price:               $110-27
     Benchmark Yield:               4.639%
     Spread to Benchmark
       Treasury:                    106.0 basis points
     Reoffer Yield:                 5.699%
     Purchase Price:                $397,152,000
     Proceeds to FPL
       (before expenses):           $393,652,000
     Closing Date:                  January 18, 2006
     Expected Credit Ratings*:
               Moody's Investor Service, Inc.      "Aa3" (negative outlook)
               Standard & Poor's Ratings Services  "A" (watch negative outlook)
               Fitch Ratings                       "AA-" (stable outlook)
     Discount Rate Spread Used
       in Calculating Redemption
       Make-Whole Premium:          20 basis points

*A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free 1-800-294-1322 or Lehman Brothers Inc. collect 1-212-526-9664 or you may email a request to dg.prospectus_distribution@bofasecurities.com.